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Exhibit (9)(z)

                     AMENDMENT TO FUND ACCOUNTING AGREEMENT

         Amendment made as of March 31, 2003 to that certain Fund Accounting Agreement, dated July 27, 1992, between BNY Hamilton Funds, Inc. (the "Corporation") and The Bank of New York (the "Bank") (such agreement hereinafter referred to as the "Fund Accounting Agreement".

                               W I T N E S S E T H

         For good and valuable consideration, receipt of which is hereby acknowledged, the Corporation and the Bank hereby agree to amend the Fund Accounting Agreement by deleting the second WHEREAS clause in its entirety and replacing it with the following:

         WHEREAS, the Corporation consists of the funds listed on Appendix A and such other series as may be added thereto from time to time (each a "Series," and collectively the "Series");

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the year and date first above written.

BNY HAMILTON FUNDS, INC.

BY:     /s/ Newton P.S. Merill
        -------------------------------------
Name:   Newton P. S. Merrill
Title:  President and Chief Executive Officer


THE BANK OF NEW YORK

BY:      /s/ Ira Rosner
        -------------------------------------
Name:    Ira Rosner
Title:   Vice President